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                  [DECHERT LLP]

                        [     ], 2003

                        Board of Directors
BOSTON                  Eclipse Core Bond Plus Fund
                        Eclipse Funds Inc.
BRUSSELS                51 Madison Avenue
                        New York, New York 10010
FRANKFURT
                        Board of Directors
HARRISBURG              Eclipse Bond Fund
                        Eclipse Funds Inc.
HARTFORD                51 Madison Avenue
                        New York, New York 10010
LONDON

LUXEMBOURG              Dear Ladies and Gentlemen:

NEW YORK                                You have requested our opinion regarding
                        certain federal income tax consequences to the Eclipse
NEWPORT BEACH           Core Bond Plus Fund ("Target"), a separate series of
                        Eclipse Funds Inc., a Maryland corporation ("Company"),
PALO ALTO               to the holders of the shares of beneficial interest (the
                        "shares") of Target (the "Target Shareholders"), and to
PARIS                   the Eclipse Bond Fund ("Acquiring Fund"), a separate
                        series of Company, in connection with the proposed
PHILADELPHIA            transfer of substantially all of the properties of
                        Target to Acquiring Fund in exchange solely for voting
PRINCETON               shares of beneficial interest of Acquiring Fund
                        ("Acquiring Fund Shares") and the assumption by
SAN FRANCISCO           Acquiring Fund of Target's liabilities, followed by the
                        distribution of such Acquiring Fund Shares received by
WASHINGTON              Target in complete liquidation and termination of Target
                        (the "Reorganization"), all pursuant to the Plan of Reorganization (the "Plan") dated as of September [ ],
                        2003, executed by Company on behalf of Target and on behalf of Acquiring Fund.

                                        For purposes of this opinion, we have
                        examined and rely upon (1) the Plan, (2) the Form N-14 filed by Acquiring Fund on [ ], 2003 with the Securities and Exchange Commission, (3) the related Proxy Statement dated [ ], 2003, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Company on behalf of Acquiring Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Company on behalf of Target, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

                                        This opinion is based upon the Internal
                        Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in


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LAW OFFICES OF DECHERT LLP
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                        Board of Directors
                        [     ], 2003
                        Page 2



                        effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

                        Based upon the foregoing, it is our opinion that:

                        1.  The acquisition by Acquiring Fund of
                            substantially all of the properties of Target in exchange solely for Acquiring Fund Shares and the assumption of Target's liabilities by the Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

                        2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

                        3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

                        4. The aggregated adjusted basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

                        5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

                        6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

                        7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

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                        Board of Directors
                        [     ], 2003
                        Page 3




                        8. A Target Shareholder's holding period for the
                           Acquiring Fund Shares received by the Target
                           Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

                                 We express no opinion as to the federal income
                        tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

                        Very truly yours,